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                                                                   EXHIBIT 99(j)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 49 to Registration Statement No. 333-66807 of E*TRADE International Index Fund, E*TRADE Russell 2000 Index Fund, E*TRADE S&P 500 Index Fund, E*TRADE Technology Index Fund and E*TRADE Bond Fund (five of the ten operating series of the E*TRADE Funds) on Form N-1A of our reports dated February 19, 2004, and to the references to us under the heading "Financial Highlights" in the Prospectuses, which are part of this Registration Statement, and under the heading "Independent Accountants" in the Statement of Additional Information, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Los Angeles, California
April 27, 2004